FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT



          THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (the
"Amendment") is made and entered into this 19th day of May, 1997, by and between ROSS STORES, INC. (the "Company") and Melvin A.
Wilmore (the "Executive").

          A. The Company and the Executive have previously entered into an Employment Agreement as of March 15, 1994, as amended (the "Agreement").

          B. It is now the intention of the Company and the Executive to further amend the Agreement.

          1. Accordingly, the Company and the Executive hereby amend the Agreement to add the following to the end of paragraph 4(a):

               "In the event of the occurrence of a Change of Control (as defined in paragraph 7(f) hereof), then during the period commencing on the effective date of the Change of Control and expiring two years thereafter (the "Remaining Term"), the Executive shall receive as additional salary the aggregate amount of $1,500,000 per year (the "Additional Salary") which shall be payable in equal installments during the Remaining Term in accordance with the Company's normal payroll policies applicable for senior officers. The provisions of Section 1 ("Term") of the Agreement, notwithstanding the Executive's employment by the Company under this Agreement shall continue until the later of (a) the expiration of the Remaining Term and (b) the expiration of any extension pursuant to Section 1. If any portion of the Additional Salary is subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code, the Company shall reimburse the Executive in such amounts so that, after deduction of any Excise Taxes paid by the Executive and any federal, state or local income tax and Excise Taxes paid as a result of such reimbursements, the net amounts retained by the Executive are equal to the Additional Salary. For all purposes of
               Section 9 hereof ("Compensation and Benefits Upon Termination"), the Additional Salary shall be included within the term "salary" as used in such Section. The Executive's entitlement to this Additional Salary is expressly conditional upon the Executive's compliance with the terms of this Agreement."

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          2.   Except as modified by this Amendment, the
Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Employment Agreement as of the date and year first above written.


ROSS STORES, INC.                            EXECUTIVE


By:  /s/G. Orban                             /s/M. Wilmore
Its: Chairman, Compensation Committee        Melvin A. Wilmore